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                                                               Exhibit 10.70


                               CYTOTHERAPEUTICS, INC.
                           701 George Washington Highway
                                 Lincoln, RI  02865
                                   (401) 288-1000




                              Dated as of September 30, 1997




Seth A. Rudnick, M.D.
CytoTherapeutics, Inc.
701 George Washington Highway
Lincoln, RI  02865

     Re:  Board Chairman and Consulting Positions

Dear Seth:

     This letter will reflect our understanding in regard to your agreement to serve as Chairman of the Board of Directors of CytoTherapeutics, Inc. (the "Company") and as a Consultant to the Company.

     1. Change in Position and Duties. Effective as of September 30, 1997, you will cease to serve as President and Chief Executive Officer of the Company. You will continue to serve as Chairman of the Board of Directors of the Company until the next Annual Meeting of the Stockholders of the Company and the provisions of this Agreement regarding your service as Chairman of the Board shall also apply during any further period in which you may be elected to such position. As Chairman of the Board, you will chair all meetings of the Board of Directors of the Company and will have those other duties and responsibilities, if any, specified for the Chairman of the Board of Directors of the Company in the By-laws of the Company, as the same may exist from time to time.

          1.1. Transition Period. During the period commencing October 1, 1997 through December 31, 1997 (the "Transition Period"), you will make yourself available as requested by the Company's Chief Executive Officer to fulfill such other duties and responsibilities as the Chief Executive Officer may reasonably expect, consistent with your status as




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               the current Chairman of the Board of Directors of the Company and
               former President and Chief Executive Officer of the Company and with any applicable provisions of this Agreement. In this regard it is expected that you will devote approximately one day per week to in-office consultation with the Chief Executive Officer and other members of the Company's senior management; that you will travel on Company business as the Chief Executive Officer may reasonably request for an additional one or two days per week; and that you will make yourself generally available as required at other times during normal business hours to consult by telephone regarding the business of the Company.

          1.2. Consulting Period. From January 1, 1998 through December 31, 1999 (the "Consulting Period"), you will serve as a Consultant to the Company and shall provide such consulting services to the Company as the Company's Chief Executive Officer may reasonably request from time to time up to a maximum commitment of 5 days per month and 50 days per year of such consulting services.

     2.   Salary and Bonus.

          2.1. Transition Period. During the Transition Period, your salary shall be paid at an annual rate of $200,000 per year.

          2.2. 1997 Bonuses. The Board of Directors will review your performance in all positions you have held with the Company during 1997 and you shall be eligible to receive a bonus at least equal to the bonus you would have been eligible to receive under your employment contract as President and CEO for the time during 1997 in which you served in such capacity (up to (9 months/12 months) x 20% x $300,000 = $45,000).

          2.3. Consulting Period Payments. For your services as a Consultant and, to the extent applicable, Chairman and a member of the Board of Directors of the Company, during the Consulting Period you shall be paid a consulting fee of $12,500 per month, plus reimbursement for any out-of-pocket expenses reasonably incurred by you in the course of performing such services, subject to appropriate documentation of such expenses on a basis consistent with Company policy. During the Consulting Period you shall not receive any other compensation for any service you may render as a member of the Board of Directors of the Company or as Chairman thereof; should you serve in any such position after the end of the Consulting Period, you shall be compensated therefore according to the Company's then-existing policies for the compensation of a non-employee holding any such position.



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          2.4. Vacation Pay.  No later than January 15, 1998, you shall be paid
               $25,000 as a lump sum payment in lieu of all unused vacation time accrued by you during your service as Chief Executive Officer of the Company.

     3. Stock Options. During the Transition Period and the Consulting Period, stock options granted to you and not yet expired, exercised, canceled or otherwise become unexerciseable shall continue to vest.
          In addition, subject to approval by the Company's Board of Directors, the exercise period for all options previously granted to you shall be extended until the end of the Consulting Period (i.e., all options may be exercised at any time prior to December 31, 1999 and must be exercised no later than that date).

     4.   Benefits.

          4.1. Health and Dental. During the Transition Period and the Consulting Period, to the extent permitted by the terms of the Company's group health and dental plan and by its health and dental plan insurer or providers, as applicable, the Company will continue your participation and that of your eligible dependents in its group health and dental plan to the same extent as you and they currently participate and will pay the premium cost of such participation, to the same extent currently paid, through the earlier of (i) the end of the Consulting Period or (ii) the date you commence other employment which makes you eligible, at no greater cost to you than the current cost to you, if any, under the Company's health and dental plans, to obtain comparable coverage under the health and dental plans of your new employer. If the Company is unable to provide continuation as contemplated in the previous sentence, you may exercise your right to continue your coverage and that of your eligible dependents in the Company's group health and dental plan under the federal law known as COBRA, provided you are eligible to do so, and, if you are eligible, then, until the end of the Consulting Period or the date you cease to be eligible for continuation under COBRA, the Company will pay the premium cost of your coverage and that of your eligible dependents.

          4.2. Life Insurance. During the Transition Period and the Consulting Period, to the extent permitted by the terms of the Company's group life insurance plan, the Company will continue your coverage under its group life insurance plan in the same face amount in which your life is currently insured under such plan through the end of the earlier of (i) the Consulting Period or
               (ii) the date you commence other employment


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               under circumstances which entitle you to group life insurance coverage comparable to that provided by Company at no greater cost to you than such coverage as currently provided to you by the Company. If life insurance coverage is not available under the Company's plan, the Company shall pay $2,500 per year toward the cost of any life insurance coverage which you may arrange.

          4.3. Plan Limitations. It is understood and agreed that the benefits of the group health and group life insurance plans of the Company are subject to such conditions and limitations as are set forth in the applicable plan, policy or contract terms, as such may exist from time to time, and that any disputes concerning eligibility for payment of benefits under such plan shall be settled in accordance with the terms thereof, and that the Company shall have no liability to you, your dependents or any other person claiming through you, for payment of benefits under any such plan.

          4.4. Retirement Annuity. Commencing at the time you reach age 60 and continuing until your death, the Company shall pay to you a monthly retirement payment at the rate of $30,000 per year. You acknowledge that this payment obligation is an unsecured payment obligation of the Company that has not been (and is not expected to be) funded by the Company through the purchase of an annuity contract or otherwise.

          4.5. Office Space. During the time you serve as Chairman of the Board of the Company, the Company shall make available to you office space, either at the Company, or at the Company's option, at a separate location located no more than one-half hour from the Company, for you to use. If the Company elects to provide you with a separate office location, the cost to the Company (including rent, secretarial services, leased equipment, etc.) shall not exceed $2,000 per month.

     5. During the Transition and Consulting Periods and for one year thereafter, you will not, either directly or indirectly, become employed by, serve as a director of or consultant to or otherwise participate in any competitor of the Company. A competitor shall be defined as any entity utilizing or proposing to utilize the transplantation of cells as a therapeutic agent for the treatment of human disease. You further agree that during the Transition and Consulting Periods and for a period of one year thereafter, you will not directly or indirectly solicit the services of any employee of the Company for another entity, or otherwise induce or attempt to induce any such employee to leave the employ of the Company.

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     6.   You shall not disclose to any other person, corporation or other entity (except as required by applicable law or for the proper performance of your duties and responsibilities hereunder), or use for your own benefit or gain, any Confidential Information of the Company. Confidential Information of the Company shall mean all information of or regarding the Company other than information that is generally known to the public through no fault of yours, including, without limitation, information regarding the research and development activities of the Company, the products and services of the Company, the cost, sources of supply and strategic plans of the Company, the identity and special needs of the customers of the Company and those persons and organizations with whom the Company has business relationships and the nature of those relationships, as well as any comparable information that the Company may possess regarding customers or others who do business with the Company.

     If the terms of this Letter Agreement accurately reflect your understanding of the matters set forth herein, please sign this Agreement and return it to the Company. The enclosed copy of this Letter Agreement, which you should also sign and date, is for your records.

                              Sincerely,

                              CYTOTHERAPEUTICS, INC.



                              By:___________________________
                              Name:
                              Title:



Accepted and Agreed:



     /s/ Seth Rudnick
---------------------------
Seth A. Rudnick, M.D.


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